                                                                   Exhibit 23(a)






CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Wendy's International, Inc. on Form S-8 of our reports dated February 8, 2002 on our audits of the consolidated financial statements and financial statement schedule of Wendy's International, Inc. as of December 30, 2001 and December 31, 2000 and for the years ended December 30, 2001, December 31, 2000 and January 2, 2000, which reports are either included in or incorporated by reference in Wendy's International, Inc.'s Annual Report on Form 10-K for the year ended December 30, 2001.



PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
July 29, 2002



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